Exhibit 10.1

EIGHTH AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS EIGHTH AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 7th day of May, 2007, by and between Silicon Valley Bank (“Bank”) and Insightful Corporation, a Delaware corporation (“Borrower”) whose address is 1700 Westlake Avenue North, Suite 500, Seattle, WA 98109.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of March 29, 2002, as amended by that certain Loan Modification Agreement by and between Bank and Borrower dated as of August 15, 2002, as amended by that certain Loan Modification Agreement by and between Bank and Borrower dated as of November 18, 2002, as amended by that certain Loan Modification Agreement by and between Bank and Borrower dated as of January 13, 2003, as amended by that certain Amendment No. 1 to Loan and Security Agreement by and between Bank and Borrower dated as of March 28, 2003, as amended by that certain Loan Modification Agreement by and between Bank and Borrower dated as of March 27, 2004, as amended by that certain Loan Modification Agreement by and between Bank and Borrower dated as of March 26, 2005, and as amended by that certain Seventh Amendment to Loan and Security Agreement by and between Bank and Borrower dated as of March 27, 2006 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Prior to entering into this Amendment, the obligations evidenced by the Loan Documents, including the Loan Agreement, were paid in full. However, the parties hereto now desire and intend that the Loan Documents shall be revived and considered to be in full force and effect, and that the Loan Agreement, when taken with this Amendment and any other documents evidencing the obligations shall reflect a full agreement of the parties with respect to the subject mater thereof.

D. Borrower has requested that Bank amend the Loan Agreement to (i) extend the Revolving Maturity Date, (ii) amend the financial covenants, (iii) incorporate a new Equipment loan facility, and (iv) make certain other revisions to the Loan Agreement as more fully set forth herein.

E. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.1.1 (Revolving Advances). Section 2.1.1(b) is amended in its entirety and replaced with the following:

To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 12:00 p.m. Pacific time on the Business Day the Advance is to be made. Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form attached as Exhibit B. Bank will credit Advances to Borrower’s deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.

2.2 Section 2.1.6 (Equipment III Advances). Section 2.1.6 is incorporated into the Loan Agreement to read as follows:

(a) Through December 31, 2007 (the “Equipment III Availability End Date”), Bank will make advances (“Equipment III Advance” and, collectively, “Equipment III Advances”) not exceeding the Committed Equipment III Line. The Equipment III Advances may only be used to finance or refinance Equipment purchased on or after 90 days before the date of each Equipment III Advance (or on or after 180 days as to the initial Equipment III Advance) and may not exceed 100% of the equipment invoice excluding taxes, shipping, warranty charges, freight discounts and installation expense. Transferable software licenses, leasehold improvements or other soft costs, including sales tax, freight, and installation expenses may constitute up to 25% of the aggregate Equipment III Advances. Each Equipment III Advance must be for a minimum of $75,000. The number of Equipment III Advances is limited to 6. Up to $250,000 of the Committed Equipment III Line may be used to finance Equipment located outside the United States.

(b) Each Equipment III Advance shall immediately amortize and be payable in 36 equal payments of principal plus interest beginning 30 calendar days following such Equipment III Advance and continuing on the same calendar day of each month thereafter. The final payment due on the applicable Equipment III Maturity Date shall include all outstanding principal and all accrued unpaid interest. Equipment III Advances when repaid may not be reborrowed.

(c) To obtain an Equipment III Advance, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 12:00 p.m. Pacific time 1 Business Day before the day on which the Equipment III Advance is to be made. The notice in the form of Exhibit B (Payment/Advance Form) must be signed by a Responsible Officer or designee and include a copy of the invoice for the Equipment being financed.

2.3 Section 2.3 (Interest Rate, Payments). Section 2.3 is deleted in its entirety and replaced with the following:

(a) Interest Rate. (i) Advances accrue interest on the outstanding principal balance at a per annum rate equal to the Prime Rate; (ii) Equipment III Advances accrue interest on the outstanding principal balance at a per annum rate of 0.25 of one percentage point above the Prime Rate. After an Event of Default, Obligations accrue interest at 5 percent above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

(b) Payments. Interest due on the Committed Revolving Line is payable on the 23rd of each month. Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional interest shall accrue. Bank may debit any of Borrower’s deposit accounts including Account Number 3300282904 for principal and interest payments or any amounts Borrower owes Bank when due. Bank will notify Borrower when it debits Borrower’s accounts. These debits are not a set-off.

2.4 Section 6.7 (Financial Covenants). Section 6.7 is amended in its entirety and replaced with the following:

Borrower will maintain as of the last day of each fiscal quarter:

(i) Net Loss. Borrower’s year to date Net Loss, excluding Borrower’s stock option expenses, shall not exceed ($1,300,000) for the quarter ending March 31, 2007, ($2,900,000) for the six months ending June 30, 2007, ($4,200,000) for the nine months ending September 30, 2007 and ($3,600,000) for the twelve months ending December 31, 2007.

(ii) Minimum Liquidity. A ratio of unrestricted cash and marketable securities plus 50% of Borrower’s net Accounts, to outstanding Obligations of at least 2.00 to 1.00.

2.5 Section 13 (Definitions). The following term and its respective definition set forth in Section 13.1 is amended in its entirety and replaced with the following:

“Committed Equipment III Line” is a Credit Extension of up to $750,000.

“Credit Extension” is each Advance, Equipment III Advance, Letter of Credit, or any other extension of credit by Bank for Borrower’s benefit.

“Equipment III Advance” is defined in Section 2.1.6.

“Equipment III Availability End Date” is defined in Section 2.1.6.

“Equipment III Maturity Date” for each Equipment III Advance is a date 36 months after such Equipment III Advance, but no later than December 31, 2010 as to the last Equipment III Advance.

“Revolving Maturity Date” is the earlier of either (a) 364 days following the effectiveness of that certain Eighth Amendment to Loan and Security Agreement by and between Bank and Borrower, and (b) May 31, 2008.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on March 29, 2002 remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) Borrower’s payment of credit line fee in an amount equal to $7,500 and a term loan fee of $3,750.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Insightful Corporation

By:	/s/ Jennifer Bentley	By:	/s/ Richard Barber
Name:	Jennifer Bentley	Name:	Richard Barber
Title:	Relationship Manager	Title:	CFO